                                  SCHEDULE 14C

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                                  SCHEDULE 14C

         Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:
[X] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))
[ ] Definitive Information Statement

                               ANGELES PARTNERS IX
                        A CALIFORNIA LIMITED PARTNERSHIP
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required
[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies: Limited Partnership Units

(2) Aggregate number of securities to which transaction applies: 20,000

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $9,750,000

(4) Proposed maximum aggregate value of transaction: $9,750,000

(5) Total fee paid: $788.78

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

                              INFORMATION STATEMENT
                                      FOR
                              ANGELES PARTNERS IX
                        A CALIFORNIA LIMITED PARTNERSHIP
                           c/o THE ALTMAN GROUP, INC.
                            1275 Valley Brook Avenue
                          Lyndhurst, New Jersey 07071


Dear Limited Partner:

We are sending you this information statement to inform you that Angeles Realty Corporation, a California corporation, the general partner (the "General Partner") of Angeles Partners IX, a California limited partnership (the "Partnership"), has agreed to sell the Partnership's apartment complex known as Village Green, in Montgomery, Alabama (the "Property") to Village Green, L.L.C. (the "Buyer"), an unaffiliated third party, for $9,750,000 cash or the assumption by the Buyer of the approximately $6,464,700 (estimated balance as of August 1, 2003) outstanding principal balance of the loan encumbering the Property plus the payment by the Buyer of an amount of cash equal to a total purchase price of $9,750,000. As more fully described below, the General Partner and holders of greater than 50% of the limited partnership units intend to consent to the sale. After the sale closes, we estimate that there will be approximately $115 in pre-tax distributions per limited partnership unit to distribute to the limited partners. This amount is an estimate, and as explained below, it is based on a number of assumptions. We expect the distribution will occur one to three months after the sale closes. This information statement contains information about the sale and the reason that the General Partner has decided that the sale is in the best interests of the limited partners. The General Partner has conflicts of interest in the sale as described in greater detail herein.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.

           The date of this information statement is August 27, 2003.

This information statement is being mailed on or about September 8, 2003 to all holders at the close of business on September 5, 2003 of the limited partnership units of the Partnership.

                           SUMMARY OF THE TRANSACTION

The following is a summary of the transaction:

The Buyer or an affiliate thereof will acquire the Property for $9,750,000 cash or the assumption by the Buyer of the approximately $6,464,700 outstanding principal balance of the loan encumbering the Property plus the payment by the Buyer of an amount of cash equal to a total purchase price of $9,750,000 pursuant to a purchase and sale agreement dated as of May 15, 2003, as amended on May 30, 2003 and amended and reinstated on August 6, 2003, between the Buyer and the Partnership (collectively, the "Agreement"). The completion of the sale is scheduled to occur approximately September 30, 2003 (subject to extension pursuant to the Agreement to October 30, 2003).

Upon the completion of the sale, the Partnership will continue to hold and operate its remaining interest in the apartment complex known as Forest River Apartments, located in Gadsden, Alabama. The Forest River Apartments are, however, under contract for sale to a third party.

                              REASONS FOR THE SALE

The General Partner has determined that the sale is in the best interest of the limited partners after considering a number of factors, including the following:

         o The tax benefits of continued investment in the Property have been substantially eliminated for most limited partners due principally to declining depreciation deductions from the Property.

         o The Property was completed in 1972, and given its age, the Property probably will require substantial capital expenditures in the future for which existing reserves will not be adequate.

         o Market conditions are currently favorable for selling properties of this type because of the availability of favorable financing terms and the general withdrawal of capital from the stock markets and into alternative investments such as real estate.

         o The current economic downturn may make it difficult to find a buyer at a future date or to sell the Property at as favorable a price.

         o The Property's occupancy rate and rental rates have been declining since 2001 due to the economic downturn or the age of the Property.

For these reasons, the General Partner has approved the sale and the Agreement, and, as described more fully below, it is anticipated that limited partners holding a majority of the limited partnership units also will approve the sale and the Agreement.

                                THE SALES PROCESS

In September 2002, we hired The Apartment Group, a national real estate brokerage firm, to market the Property. They marketed the Property nationally and regionally to prospective buyers known to be interested in the acquisition of multifamily housing projects similar to the Property. The broker received offers from 10 potential purchasers. We evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchaser, and ability of the prospective purchaser to close. We chose to accept the offer described in this letter based on these criteria.

The broker has received brokerage fees from the General Partner and its affiliates from time to time. Neither the General Partner nor its affiliates bid on the Property.

                                    THE BUYER

Village Green, L.L.C., which is not affiliated with the Partnership, agreed to acquire the Property through an arms-length negotiation. The General Partner or its affiliates have conducted business with the Buyer or its affiliates from time to time. Village Green, L.L.C. has an office located at 6000 Atlanta Highway, Montgomery, AL 36117, and its phone number is (334) 279-6444.

                                  THE PROPERTY

The Partnership has owned and operated the Property, a 337-unit apartment complex located in Montgomery County, Alabama, since December 31, 1980. The Property constitutes 61% of the Partnership's outstanding assets. There is a first mortgage loan on the Property with an unpaid balance of approximately $6,464,700 (please note that this figure is as of August 1, 2003; an outstanding balance of $6,519,623 was used for purposes of calculating the use of proceeds below). The Partnership has other indebtedness of approximately $111,233. The loan encumbering the Property either will be assumed by the Buyer at closing, with the costs of all fees and costs of such assumption to be paid by the Buyer, or be paid in full at closing, with the costs of all fees and costs of such payment-in-full to be paid by Buyer. In the event the loan is assumed, the amount of the assumed loan will be credited towards the purchase price.

                              APPROVAL OF THE SALE

The General Partner approved the sale and determined that it is in the best interests of the Partnership and the limited partners.

Section 8.2(g) of the Partnership's amended and restated certificate and agreement of limited partnership, dated February 30, 1980, permits the Partnership to sell all or substantially all of its assets if the sale is approved by the limited partners holding a majority of the limited partnership units entitled to vote thereon.

As of August 31, 2003, the Partnership has approximately 662 limited partners who collectively own 19,975 outstanding limited partnership units. Each limited partnership unit represents approximately .005% of the outstanding limited partnership units. Affiliates of the General Partner currently own approximately 13,501 limited partnership units or 67.59% of the outstanding limited partnership units. It is anticipated that the holders of these 67.59% of the outstanding limited partnership units will give their written consent approving and adopting the sale and the Agreement. The following limited partners are expected to execute such written consent:

                 NAME AND ADDRESS                              NUMBER OF LIMITED      PERCENT OF
               OF BENEFICIAL OWNER                             PARTNERSHIP UNITS         CLASS
Insignia Properties L.P.                                              981                4.91%
55 Beattie Place, Greenville, SC 29602

Broad River Properties, L.L.C.                                      2,529               12.66%
55 Beattie Place, Greenville, SC 29602

AIMCO Properties, L.P.
Stanford Place 3, 4582 S. Ulster St. Parkway, Suite 1100,           8,631               43.21%
Denver, CO 80237

Cooper River Properties, L.L.C.                                     1,360                6.81%
55 Beattie Place, Greenville, SC 29602
                                                      TOTAL:       13,501               67.59%

Upon the execution of such written consent by the above parties, the holders of a majority of the limited partnership units will have approved the sale and the Agreement, and, as a result, no vote of any other limited partnership unit holder will be necessary to approve the sale and the Agreement. Accordingly, the Partnership is not soliciting any other votes. Such written consent shall have an effective date of September 28, 2003, which is 20 days after the mailing of this information statement.

Subject to the terms and conditions of the Agreement, we contemplate that the sale will be consummated on approximately September 30, 2003, but no sooner than 20 days after the mailing of this information statement and following satisfaction or waiver of the conditions contained in the Agreement. See "Summary of Agreement."

                     INTEREST OF CERTAIN PERSONS IN THE SALE

The General Partner has conflicts of interest with respect to the sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership's assets are insufficient. A sale of the Property reduces the General Partner's liability for existing and future Partnership debt and liabilities.

                                 USE OF PROCEEDS

We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the General Partner, in its reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross purchase price                                               $ 9,750,000
Plus: Cash and cash equivalents                                        149,497
Plus: Other Partnership assets                                          48,556
Less: Mortgage debt, including accrued interest                     (6,519,623)
Less: Accounts payable, accrued expenses and other liabilities        (111,233)
Less: Estimated state entity and withholding taxes                    (405,532)
Less: Reserves for contingencies                                      (292,500)
Less: Closing costs/sales commissions                                 (292,500)
                                                                   -----------
TOTAL                                                              $ 2,326,665

Net proceeds distributable to all partners                         $ 2,326,665
Percentage of proceeds allocable to limited partners                        99%
                                                                   -----------
Net proceeds distributable to limited partners                     $ 2,303,398

Total number of limited partnership units                               19,975
Distributable net proceeds per limited partnership unit            $       115

In addition, the sale of the Property may require the General Partner to escrow part of the proceeds from the sale for some period of time if the General Partner agrees with the Buyer to do so.

This estimate assumes the closing occurs as of July 31, 2003 and is based on information known to the General Partner at this time. These figures will adjust based on the fact that closing will occur after July 31, 2003. Of course, many factors could cause the actual use of proceeds to vary from this estimate, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.

                         FEDERAL INCOME TAX CONSEQUENCES

The tax consequences to you of a sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different.

EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE.

The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to "I.R.C. Section" are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.

No ruling will be requested from the Internal Revenue Service on any of the tax matters discussed herein. The federal income tax consequences to the limited partners from the sale cannot be predicted with absolute certainty. We cannot assure that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.

The following discussion also assumes that the Partnership is characterized as a partnership for federal income tax purposes. If the Partnership is treated for federal income tax purposes as an association, any cash available for distribution after the sale would be substantially reduced and the tax consequences would be materially different than as described below.

TAX CONSEQUENCES IF THE PROPERTY IS SOLD. The Partnership will recognize gain from a sale of the Property to the extent that the amount the Partnership realizes from that sale exceeds its adjusted basis in the Property. The Partnership's amount realized from the sale includes the sum of cash it receives from the Buyer plus the fair market value of any property it receives other than money. If the Buyer assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities also is included in the Partnership's amount realized as though the Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees and title costs, reduce the Partnership's amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the partnership agreement. We estimate that approximately $309 gain will be allocated per unit to the limited partners. This amount is an estimate based on a number of assumptions with respect to closing costs discussed under "Use of Proceeds."

Any gain in excess of "depreciation recapture gain" (discussed below) and "unrecaptured I.R.C. Section 1250 gain" (discussed below) generally will be taxed as gain arising from the sale of property used in the Partnership's trade or business under I.R.C. Section 1231 ("I.R.C. Section 1231 gain"). Each limited partner will be allocated its share of the Partnership's I.R.C. Section 1231 gain. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, net I.R.C. Section 1231 gains will be treated as ordinary gains to the extent of a limited partner's unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain from the sale of the Partnership's property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.

Under I.R.C. Section 1245, gain recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., "depreciation recapture gain," is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership's depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property's basis plus all amounts allowed for depreciation) of the transferred property exceeds that property's adjusted basis.

Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation's capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership's residential rental real property.

In the case of limited partners of the Partnership that are individuals, estates or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership's sale of the Property that is taxed as "unrecaptured I.R.C. Section 1250 gain." Unrecaptured I.R.C. Section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain currently is 25%.

In the case of limited partners that are individuals, trusts or estates, gain from the sale of the Partnership's property that is not taxed as ordinary income or as unrecaptured I.R.C. Section

1250 gain generally is taxed at a capital gains tax rate, the current maximum rate of which is 15%. Gain from the sale of the Partnership's property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates.

If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership's property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner's individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.

DISTRIBUTIONS OF CASH. A distribution of cash by the Partnership to a limited partner will be treated as an amount realized from a sale of the limited partner's interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner's adjusted tax basis in his, her or its Partnership interest. Otherwise, distributions will be tax free, and the adjusted basis of the limited partner's Partnership interest will be decreased, but not below zero.

Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to "unrealized receivables" of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income.

PROCEEDS AVAILABLE FOR DISTRIBUTION TO THE LIMITED PARTNERS FROM THE PROPERTY'S SALE AFTER REPAYMENT OF THE PARTNERSHIP'S DEBTS MAY BE LESS THAN THE GAIN RECOGNIZED BY THE PARTNERSHIP (AS A RESULT OF THE SALE) THAT IS ALLOCABLE TO THE PARTNERS, GAIN RECOGNIZED BY THE PARTNERS AS A RESULT OF ANY CASH DISTRIBUTIONS FROM THE PARTNERSHIP, AND ANY TAX LIABILITY RESULTING FROM THE FOREGOING. ACCORDINGLY, LIMITED PARTNERS MAY BE REQUIRED TO USE FUNDS FROM SOURCES OTHER THAN THE PARTNERSHIP IN ORDER TO PAY ANY TAX LIABILITIES THAT MAY ARISE AS A RESULT OF THE RECOGNITION OF GAIN.

TAX CONSEQUENCES IF THE PROPERTY IS NOT SOLD. The Property has depreciated approximately 76% for United States federal income tax purposes. As a result, it is likely that continued operation of the Property will generate taxable income to the limited partners, since it is unlikely that there will be adequate depreciation and other deductions equal to or greater than the income generated from the Property. However, it is anticipated that there will not be any cash available for distribution since it is expected that all or substantially all of the Property's cash flow will be used to service the Partnership's liabilities. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the Partnership's continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a Partnership tax return, and it will continue to receive management fees. If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.

                               NO APPRAISAL RIGHTS

Limited partners are not entitled to dissenters' appraisal rights under applicable law or the partnership agreement in connection with the sale.

                              REGULATORY APPROVALS

Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.

                              PLANS AFTER THE SALE

Upon completion of the sale, after the payment of the transaction-related costs and other outstanding obligations, the Partnership will continue to own its interest in the apartment complex known as Forest River Apartments, located in Gadsden, Alabama, subject to a first mortgage of $4,810,000, and will hold cash of approximately $90,489. A purchase and sale contract to sell Forest River Apartments has been signed, but the sale has not been completed as of the date of this information statement.

                              PARTNERSHIP BUSINESS

The Partnership is a publicly held limited partnership organized under the California Uniform Limited Partnership Act on September 12, 1979. The General Partner was wholly owned by MAE GP Corporation. Effective February 25, 1998, MAE GP Corporation was merged into Insignia Properties Trust. Effective February 26, 1999, Insignia Properties Trust was merged into Apartment Investment and Management Company, a publicly traded real estate investment trust. Thus, the General Partner is now a wholly owned subsidiary of Apartment Investment and Management Company. The partnership agreement provides that the Partnership is to terminate on December 31, 2035, unless terminated before such date.

The Partnership's primary business is to operate and hold real estate properties for investment. Funds obtained during the public offering were invested in seven existing apartment properties. The Partnership has now sold five of these investment properties. See below for a description of the Partnership's remaining properties.

The Partnership, through its public offering of limited partnership units, sold 20,000 limited partnership units aggregating $20,000,000. The General Partner contributed capital in the amount of $1,000 for a 1% interest in the Partnership. In addition, the General Partner purchased 100 limited partnership units. Since its initial offering, the General Partner has not received, nor are the limited partners required to make, additional capital contributions. The General Partner intends to maximize the operating results and, ultimately, the net realizable value of each of the Partnership's properties in order to achieve the best possible return for the limited partners. Such results may best be achieved by holding and operating the properties or through property sales or exchanges, refinancings, debt restructurings or relinquishment of the assets. The Partnership evaluates each of its holdings periodically to determine the most appropriate strategy for each of the assets.

The Partnership has no employees. Management and administrative services are performed by the General Partner and by agents retained by the General Partner. An affiliate of the General Partner provides such property management services.

For information on certain pending litigation, please refer to the Partnership's most recent report on Form 10-QSB (for the quarterly period ended June 30, 2003) filed with the Securities and Exchange Commission. Please note, however, that with respect to the Nuanes and Heller litigation referred to therein, on August 12, 2003, a notice of appeal was filed from the order approving the settlement and entering judgment.

                             PARTNERSHIP PROPERTIES

The following table sets forth the Partnership's current investment in real property:

           PROPERTY                  DATE OF PURCHASE             TYPE OF OWNERSHIP                   USE
           --------                  ----------------             -----------------                   ---
Forest River Apartments,                 12/29/80            Fee ownership, subject to       Apartment - 248 units
Gadsden, Alabama                                             a first mortgage (1)

Village Green Apartments,                12/31/80            Fee ownership, subject to       Apartment - 337 units
Montgomery, Alabama                                          a first mortgage

(1) Property is held by a limited partnership in which the General Partner owns a 99% interest.

                   SUMMARY OF THE PURCHASE AND SALE AGREEMENT

The following summarizes the material terms and conditions of the Agreement.

                              THE PURCHASED ASSETS

The Partnership has agreed to sell to the Buyer all of the Partnership's interest in and to the Property, together with all the buildings and improvements located thereon and certain associated property.

                    EXCLUSIONS FROM THE SALE OF THE PROPERTY

The sale transaction expressly excludes cash or other funds; refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the closing; utility and similar deposits; insurance or other prepaid items; the Partnership's proprietary books and records; any right, title or interest in or to certain intellectual property rights; equipment leased by the Partnership and the interest of the Partnership in any equipment provided to the Property for use, but not owned or leased by the Partnership; or property owned or leased by any tenant or guest, employee or other person furnishing goods or services to the Property; or property and equipment owned by the Partnership, which in the ordinary course of business of the Property is not used exclusively for the business, operation or management of the Property.

                               ASSUMED LIABILITIES

The Buyer agreed to assume the Partnership's liabilities and obligations under the Property contracts and the leases after the closing.

                                THE EXISTING LOAN

If approved by the lender, the Buyer has agreed to assume all of the Partnership's obligations with respect to the existing loan from Federal Home Loan Mortgage Corporation in the original principal amount of $6.8 million. In the event the loan is assumed, the amount of the assumed loan will be credited towards the purchase price. If the lender does not agree to the loan assumption on or prior to the closing, then the Buyer and the Partnership have agreed that the then-outstanding principal balance of the loan shall be paid out of the balance of the purchase price due at the closing.

                                 PURCHASE PRICE

The purchase price for the Property is $9,750,000, payable as follows: (i) a $100,000 deposit upon the execution of the Agreement to be held in escrow until the closing, (ii) an additional non-refundable $100,000 deposit upon the expiration of the Buyer's due diligence period for its examination of the Property to be held in escrow until the closing, and (iii) the balance of the purchase price at the closing. If the lender approves the loan assumption, then the amount of the then-outstanding principal balance of the loan shall be deducted from the balance of the purchase price due at the closing and will reduce the cash at closing payable to the Partnership. As of the date of this information statement, the Buyer has deposited a total of $200,000 into escrow with the title company, which amount is, pursuant to the terms of the Agreement, non-refundable (subject only to the satisfaction of the Buyer's conditions to closing thereunder); provided, however, that if the Agreement is terminated due to a default of or breach by the Partnership of the Agreement and the Buyer chooses to seek damages in lieu of specific performance, then the full $200,000 deposit shall be returned to the Buyer.

                                     CLOSING

The sale of the Property will take place on the earlier of (a) September 30, 2003 or (b) if applicable, 15 days after lender's approval of the loan assumption. The Partnership shall have the option to extend the closing to the last business day of the month in which the closing otherwise would occur or to such other date as the Partnership determines is desirable in connection with the loan assumption or, in the event the lender fails to approve the loan assumption, the then-outstanding principal balance of the loan shall be paid out of the balance of the purchase price due at the closing. Further, the Partnership may extend the closing (i) for up to 30 days to satisfy a condition to be satisfied by the Partnership, (ii) in order to finalize the drafting with lender and lender's counsel of all documents necessary or desirable to accomplish the loan assumption, (iii) for up to 60 days if the Securities and Exchange Commission issues comments on this information statement that delay the sending of this information statement to the limited partners, or (iv) such later date as is mutually acceptable to the Partnership and the Buyer. Provided that the Buyer is not in default of the Agreement, the Buyer shall be permitted one 30-day extension of the closing by delivery of written notice of such extension and delivery into escrow of an additional $100,000 deposit.

                         REPRESENTATIONS AND WARRANTIES

The Agreement contains the customary seller representations and warranties by the Partnership, including, without limitation, representations and warranties regarding corporate existence and qualification; corporate authority; non-contravention of existing contracts; validity and enforceability of the Agreement; possessory interest in the property; litigation; governmental violations; material defaults under property contracts; and hazardous or toxic materials. The Partnership's aggregate liability for a breach of its representations and warranties is capped at $100,000 and is limited to claims brought within 12 months after the closing.

The Agreement also contains customary purchaser representations and warranties by the Buyer, including, without limitation, representations and warranties regarding existence and qualification; corporate authority; non-contravention of existing contracts; validity and enforceability of the Agreement; litigation; and non-reliance upon the Partnership's representations and warranties other than those in the Agreement.

                                    COVENANTS

The Partnership has agreed that from the expiration of the Buyer's due diligence period through the closing, it will continue to operate the Property in the ordinary course of business and subject to the following covenants:

         o except as necessary in the Partnership's sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in the Partnership's reasonable discretion materially adversely affecting the use, operation or value of the Property, the Partnership will not make any material alterations to the Property or remove any material fixtures and tangible personal property without the prior written consent of the Buyer; and


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

         o other than utility easements and temporary construction easements granted by the Partnership in the ordinary course of business, the Partnership will not voluntarily create or cause any lien or encumbrance to attach to the Property unless the Buyer approves such lien or encumbrance.

                                   CONDITIONS

The Partnership's obligation to complete the sale of the Property is subject to satisfaction of the following conditions on or before the closing unless waived in whole or in part by the Partnership:

         o All of the documents and funds required to be delivered by the Buyer to the Partnership at the closing shall have been delivered;

         o Each of the representations, warranties and covenants of the Buyer shall be true in all material respects as of the closing;

         o The Buyer shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by the Buyer; and

         o The loan assumption shall have occurred, or, if permitted or required hereunder, the then-outstanding principal balance of the loan shall be paid out of the balance of the purchase price due at the closing.

The Buyer's obligation to complete the sale of the Property is subject to satisfaction of the following conditions on or before the closing unless waived in whole or in part by the Buyer:

         o All of the documents required to be delivered by the Partnership to the Buyer at the closing shall have been delivered;

         o Each of the representations, warranties and covenants of the Partnership shall be true in all material respects as of the closing;

         o The Partnership shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by the Partnership; and

         o Neither the Partnership nor the Partnership's General Partner shall be a debtor in any bankruptcy proceeding nor shall have been in the last six months a debtor in any bankruptcy proceeding.


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

                             TERMINATION AND DEFAULT

The Agreement may be terminated at any time after the expiration of the Buyer's due diligence period through the closing:

         o By the Partnership, if the Buyer defaults in its obligations hereunder to (a) deliver any of the deposits, (b) deliver to the Partnership the required closing deliveries specified under the Agreement, or (c) deliver the purchase price at the time required by the Agreement and close on the purchase of the Property on the closing date. The Partnership may also terminate the Agreement if the Buyer defaults in any of its representations, warranties or obligations, and such default continues for more than 10 days after written notice from the Partnership; and

         o By the Buyer, if the Partnership defaults in its representations, warranties, covenants or obligations under the Agreement, including selling the Property and such default continues for more than 10 days after written notice from the Buyer.

If the Partnership terminates the Agreement due to a default of or breach by the Buyer, then the Partnership is entitled to keep all the Buyer's deposits as liquidated damages. If the Buyer terminates the Agreement due to a default or breach of the Partnership, then the Buyer may choose to either (i) recover its out-of-pocket costs up to an aggregate $20,000 (in which event, the Buyer's deposits would be returned to the Buyer), or (ii) seek specific performance for the conveyance of the Property to the Buyer.

                           EXPENSES AND CLOSING COSTS

The Buyer shall pay any transfer, mortgage assumption, sales, use, gross receipts or similar taxes, the cost of recording the deed to the Property, any premiums or fees required to be paid by the Buyer with respect to its title policy for the Property, and one-half of the customary closing costs of the escrow agent for the sale of the Property. The Partnership shall pay the base premium for the title policy, the cost of recording the release of the mortgage securing repayment of the loan (in the event that lender fails to approve the loan assumption and the then-outstanding principal balance of the loan shall be paid out of the balance of the purchase price due at the closing), and one-half of the customary closing costs of the escrow agent. The Buyer shall also pay all costs associated with either the loan assumption or the then-outstanding principal balance of the loan shall be paid out of the balance of the purchase price due at the closing, whichever may be applicable as of the closing. Additionally, the Partnership shall pay for the broker commission of (i) The Apartment Group, which has served as the Partnership's broker, in accordance with a separate written contract between The Apartment Group and the Partnership, and (ii) Colonial Commercial Realty, Inc., which has served as an outside referral broker for the sale of the Property. The commission payable to Colonial Commercial Realty, Inc., shall be an amount equal to 1/3 of the commission that the Partnership is obligated to pay The Apartment Group. The Partnership intends to pay both commissions out of the balance of the purchase price payable on the closing and shall reduce the cash at closing to the Partnership.


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

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

You should only rely on the information incorporated by reference or provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.

We are "incorporating by reference" into this information statement certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this information statement, except for any information superseded by information contained directly in this information statement. These documents contain important information about us and our finances. This information statement incorporates by reference:

      o Our annual report on Form 10-KSB for the year ended December 31, 2002.

      o Our quarterly report on Form 10-QSB for the period ended March 31, 2003.

      o Our quarterly report on Form 10-QSB for the period ended June 30, 2003.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this information statement shall also be deemed to be incorporated herein by reference and will automatically update information in this information statement.

   You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                           c/o THE ALTMAN GROUP, INC.
                            1275 Valley Brook Avenue
                           Lyndhurst, New Jersey 07071

                            Telephone: (800) 217-9608

          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.

The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:          c/o THE ALTMAN GROUP, INC.
                  1275 Valley Brook Avenue
                  Lyndhurst, New Jersey 07071

By telephone:     (800) 217-9608

By facsimile:     (201) 460-0050

A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.




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